Exhibit 99.1

Conn’s, Inc. Reports Strong Net Sales Results
for the Quarter Ended January 31, 2009

BEAUMONT, Texas--(BUSINESS WIRE)--February 5, 2009--Conn’s, Inc. (NASDAQ/NM:CONN), a specialty retailer of home appliances, consumer electronics, computers, lawn and garden products, furniture and mattresses, today announced its net sales results for the quarter ended January 31, 2009.

Net sales for the quarter ended January 31, 2009, of $245.4 million, increased $44.8 million, or 22.3%, as compared with the quarter ended January 31, 2008. Net sales represent total product sales, service maintenance agreement commissions and service revenues. Same store sales (sales recorded in stores operated for the entirety of both periods) increased 21.7% for the month of January 2009, resulting in a 12.5% increase for the quarter ended January 31, 2009. Same store sales were strong during every month of the quarter, driven by the Company’s focus on increasing its market share. Additionally, the Company noted that it was able to obtain these market share increases while achieving product gross margins consistent with its experience during the prior quarters of the current fiscal year. Total revenues for the quarter, including revenues from finance charges and other, will be reported in the Company's earnings release and conference call scheduled for March 26, 2009. The following table presents the makeup and changes in net sales for the quarter:

	Quarter ended January 31,
	2009	% of Total	2008	% of Total	Change	% Change
Net sales	(in $000)
Consumer electronics	$109,887	44.8%	$76,416	38.1%	$33,471	43.8%
Home appliances	52,295	21.3%	51,227	25.5%	1,068	2.1%
Track	40,883	16.7%	37,049	18.5%	3,834	10.3%
Furniture and mattresses	20,133	8.2%	15,673	7.8%	4,460	28.5%
Other	5,127	2.1%	5,117	2.5%	10	0.2%
Total product sales	228,325	93.1%	185,482	92.4%	42,843	23.1%

Service maintenance
agreement commissions	11,771	4.8%	9,736	4.9%	2,035	20.9%
Service revenues	5,306	2.1%	5,357	2.7%	(51)	-1.0%
Total net sales	$245,402	100.0%	$200,575	100.0%	$44,827	22.3%

The following is a summary of the key items impacting net sales during the quarter:

  The consumer electronics category showed solid growth as continued consumer interest in flat-panel televisions, led by LCD televisions, and higher home theater sales drove this category,
  The home appliance category grew during the quarter, though the appliance market in general showed continued weakness, as the Company focused on improving its performance in this category and benefited in the markets directly impacted by Hurricane Ike,

  Track sales increases were largely due to higher laptop computer, DVD player, video game equipment and accessory sales, partially offset by lower MP3 player sales,
  The increase in furniture and mattresses sales were driven by expanded brand offerings and improved in-store displays,
  The service maintenance agreement commissions increase was consistent with the overall increase in product sales, and
  12 stores opened since November 1, 2007, including two stores opened during the quarter ended January 31, 2009.

Net sales for the year ended January 31, 2009, of $805.0 million, increased $74.0 million, or 10.1%, as compared with the year ended January 31, 2008. Net sales represent total product sales, service maintenance agreement commissions and service revenues. Same store sales (sales recorded in stores operated for the entirety of both periods) increased 2.0% for the year ended January 31, 2009. Total revenues for the year, including revenues from finance charges and other, will be reported in the Company's earnings release and conference call scheduled for March 26, 2009.

The Company will host a conference call and audio webcast on Thursday, March 26, 2009, at 10:00AM, CDT, to fully discuss its earnings and operating performance for the quarter. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing 877-741-4245 or 719-325-4800.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 76 retail locations in Texas, Louisiana and Oklahoma: 23 stores in the Houston area, 19 in the Dallas/Fort Worth Metroplex, 10 in San Antonio, five in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and three in Oklahoma. It sells home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including LCD, plasma and DLP televisions, camcorders, digital cameras, computers and computer accessories, Blu-ray and DVD players, video game equipment, portable audio, MP3 players, GPS devices and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company has financed, on average, approximately 59% of its retail sales.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update, relocate or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores; the Company's ability to introduce additional product categories; the Company's cash flow from operations, borrowings from its revolving lines of credit and proceeds from securitizations to fund operations, debt repayment and expansion; the ability of the Company and the QSPE to obtain additional funding for the purpose of funding the receivables generated by the Company, including limitations on the ability of the QSPE to obtain financing through its commercial paper-based funding sources and its ability to maintain the current credit ratings of its securities; the cost of any renewed or replacement credit facilities; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; the pricing actions and promotional activities of competitors; relationships with the Company's key suppliers; the results of the Company's litigation; interest rates; general economic conditions; weather conditions in the Company's markets; delinquency and loss trends in the receivables portfolio; changes in the assumptions used in the calculation of the fair value of its interests in securitized assets; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed on March 27, 2008. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN-F

CONTACT:
Conn’s, Inc., Beaumont
Chairman and CEO
Thomas J. Frank, 409-832-1696 Ext. 3218